Exhibit 10.22a
LIFE INSURANCE
ENDORSEMENT METHOD SPLIT DOLLAR PLAN
AGREEMENT

Insurer:	ING Southland Life Insurance Company

Policy Number:	06 6000 2027

Bank:	Centra Bank, Inc.

Insured:	Douglas J. Leech, Jr.

Relationship of Insured to Bank:	Executive

Trust:	Rabbi Trust for Centra Bank, Inc. Executive Supplemental Retirement Plan Executive Agreement and Life Insurance Endorsement Method Split Dollar Plan Agreement
The respective rights and duties of the Bank and the Insured in the above-referenced policy shall be pursuant to the terms set forth below:
I.	DEFINITIONS

Refer to the policy contract for the definition of all terms in this Agreement.

II.	POLICY TITLE AND OWNERSHIP

Title and ownership shall reside in the Trustee for the Rabbi Trust for the Executive Supplemental Retirement Plan Executive Agreement and the Life Insurance Endorsement Method Split Dollar Plan Agreement for its use and for the use of the Insured all in accordance with this Agreement. The Trustee at the direction of the Bank may, to the extent of its interest, exercise the right to borrow or withdraw on the policy cash values. Where the Trustee at the direction of the Bank and the Insured (or assignee, with the consent of the Insured) mutually agree to exercise the right to increase the coverage under the subject Split Dollar policy, then, in such event, the rights, duties and benefits of the parties to such increased coverage shall continue to be subject to the terms of this Agreement.
III.	BENEFICIARY DESIGNATION RIGHTS

The Insured (or assignee) shall have the right and power to designate a beneficiary or beneficiaries to receive the Insured’s share of the proceeds payable upon the death of the Insured, and to elect and change a payment option for such beneficiary, subject to any right or interest the Trustee at the direction of the Bank or the Trust may have in such proceeds, as provided in this Agreement.

IV.	PREMIUM PAYMENT METHOD

The Bank or the Trustee at the direction of the Bank shall pay an amount equal to the planned premiums and any other premium payments that might become necessary to keep the policy in force.

V.	TAXABLE BENEFIT

Annually the Insured will receive a taxable benefit equal to the assumed cost of insurance as required by the Internal Revenue Service. The Bank or the Trustee at the direction of the Bank shall award the Insured a cash bonus in an amount sufficient to reimburse the Insured for the net tax amount incurred as a result of said taxable benefit as defined herein.

VI.	DIVISION OF DEATH PROCEEDS

Subject to Paragraphs VII and IX herein, the division of the death proceeds of the policy is as follows:
A.	Upon the death of the Insured, the Insured’s beneficiary(ies), designated in accordance with Paragraph III, shall be entitled to an amount equal to one hundred percent (100%) of the net at risk insurance portion of the proceeds. The net at risk insurance portion is the total proceeds less the cash value of the policy.

B.	The Bank shall be entitled to the remainder of such proceeds.

C.	The Bank and the Insured (or assignees) shall share in any interest due on the death proceeds on a pro rata basis as the proceeds due each respectively bears to the total proceeds, excluding any such interest.

An illustration of the calculation of the Division of Death Proceeds as set forth herein is attached hereto and marked as Exhibit “A”. The numbers referred to in said Exhibit A are not actual nor representative of any Division of Death Proceeds that may be actually calculated per this Life

Insurance Endorsement Method Split Dollar Agreement. Exhibit A is attached here to merely for illustrative purposes.
VII.	DIVISION OF THE CASH SURRENDER VALUE OF THE POLICY

The Bank or the Trust shall at all times be entitled to an amount equal to the policy’s cash value, as that term is defined in the policy contract, less any policy loans and unpaid interest or cash withdrawals previously incurred by the Bank or the Trustee at the direction of the Bank and any applicable surrender charges. Such cash value shall be determined as of the date of surrender or death as the case may be.

IX.	TERMINATION OF AGREEMENT

This Agreement shall terminate upon the occurrence of any one of the following:
1.	Surrender, lapse, or other termination of the Policy by the Bank.
The Trustee for the Bank shall notify the Insured in writing of any said intent to terminate and the Insured (or assignee) shall have a thirty (30) day option to receive from the Bank or the Trustee at the direction of the Bank an absolute assignment of the policy in consideration of a cash payment to the Bank or the Trustee at the direction of the Bank, whereupon this Agreement shall terminate. Such cash payment referred to hereinabove shall be the lesser of:
1.	The Bank’s or the Trust’s share of the cash value of the policy on the date of such assignment, as defined in this Agreement; or

2.	The amount of the premiums which have been paid by the Bank or the Trustee at the direction of the Bank prior to the date of such assignment.
If, within said thirty (30) day period, the Insured fails to exercise said option, fails to procure the entire aforestated cash payment, or dies, then the option shall terminate, and the Insured (or assignee) agrees that all of the Insured’s rights, interest and claims in the policy shall terminate as of the date of the termination of this Agreement.

The Insured expressly agrees that this Agreement shall constitute sufficient written notice to the Insured of the Insured’s option to receive an absolute assignment of the policy as set forth herein.

Except as provided above, this Agreement shall terminate upon distribution of the death benefit proceeds in accordance with Paragraph VI above.

X.	INSURED’S OR ASSIGNEE’S ASSIGNMENT RIGHTS

The Insured may, with the written consent of the Bank, assign to any individual, trust or other organization, such rights as the Insured presently has under the Agreement. Insured and Bank expressly recognize that the rights of Insured under this Agreement are limited to those rights specified in Paragraphs III herein and include only the rights (subject to the written consent of the Bank) (i) to designate a beneficiary or beneficiaries to receive Insured’s share of the proceeds; and (ii) to designate and change a payment option for such beneficiary or beneficiaries.

XI.	AGREEMENT BINDING UPON THE PARTIES

This Agreement shall bind the Insured and the Bank or the Trustee at the direction of the Bank, their heirs, successors, personal representatives and assigns.

XII.	ERISA PROVISIONS

The following provisions are part of this Agreement and are intended to meet the requirements of the Employee Retirement Income Security Act of 1974 (“ERISA”):
A.	Named Fiduciary and Plan Administrator.

The “Named Fiduciary and Plan Administrator” of this Endorsement Method Split Dollar Agreement shall be Centra Bank, Inc. until resignation or removal by the Board of Directors. As Named Fiduciary and Plan Administrator, the Bank or the Trustee at the direction of the Bank shall be responsible for the management, control, and administration of this Split Dollar Plan as established herein. The Named Fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Plan, including the employment of advisors and the delegation of any ministerial duties to qualified individuals.

B.	Funding Policy.

The funding policy for this Split Dollar Plan shall be to maintain the subject policy in force by paying, when due, all premiums required.

C.	Basis of Payment of Benefits.

Direct payment by the Insurer is the basis of payment of benefits under this Agreement, with those benefits in turn being based on the payment of premiums as provided in this Agreement.

D.	Claim Procedures.

Claim forms or claim information as to the subject policy can be obtained by contacting The Benefit Marketing Group, Inc. (770-952-1529). When the Named Fiduciary has a claim which may be covered under the provisions described in the insurance policy, they should contact the office named above, and they will either complete a claim form and forward it to an authorized representative of the Insurer or advise the named Fiduciary what further requirements are necessary. The Insurer will evaluate and make a decision as to payment. If the claim is payable, a benefit check will be issued in accordance with the terms of this Agreement.

In the event that a claim is not eligible under the policy, the Insurer will notify the Named Fiduciary of the denial pursuant to the requirements under the terms of the policy. If the Named Fiduciary is dissatisfied with the denial of the claim and wishes to contest such claim denial, they should contact the office named above and they will assist in making inquiry to the Insurer. All objections to the Insurer’s actions should be in writing and submitted to the office named above for transmittal to the Insurer.
XIII.	GENDER

Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

XIV.	INSURANCE COMPANY NOT A PARTY TO THIS AGREEMENT

The Insurer shall not be deemed a party to this Agreement, but will respect the rights of the parties as herein developed upon receiving an executed copy of this Agreement. Payment or other performance in accordance with the policy provisions shall fully discharge the Insurer for any and all liability.

XV.	CHANGE OF CONTROL

Change of Control shall be defined as set forth in Insured’s Employment Agreement in effect at the time of said Change of Control. Upon a Change of Control, if the Insured’s employment is subsequently terminated, except for cause, then the Insured shall be one hundred percent (100%) vested in the benefits promised in this Agreement and, therefore, upon the death of the Insured, the Insured’s beneficiary(ies) (designated in accordance with Paragraph III) shall receive the death benefit provided herein as if the Insured had died while employed by the Bank [See Subparagraphs VI (A) & (B)].

XVI.	AMENDMENT OR REVOCATION

It is agreed by and between the parties hereto that, during the lifetime of the Insured, this Agreement may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Insured and the Bank.

XVII.	EFFECTIVE DATE

The Effective Date of this Agreement shall be March 29, 2000.

XVIII.	SEVERABILITY AND INTERPRETATION

If a provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nonetheless be enforceable according to their terms. Further, in the event that any provision is held to be over broad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to law and enforced as amended.

XIX.	APPLICABLE LAW

The validity and interpretation of this Agreement shall be governed by the laws of the State of West Virginia.

XX.	EXHIBIT A

An illustration of certain definitions, terms, and benefits as set forth herein is attached hereto and marked as Exhibit “A”. The certain definitions, terms, and benefits referred to in said Exhibit A are not actual nor representative of any certain definitions, terms, and benefits that may be actually in this Executive Agreement. Exhibit A is attached here to merely for illustrative purposes.
Executed at Morgantown, West Virginia this 20th day of April, 2000.

CENTRA BANK, INC. Morgantown, West Virginia

By:

Witness		Title

Witness	Douglas J. Leech, Jr.

BENEFICIARY DESIGNATION FORM
FOR LIFE INSURANCE ENDORSEMENT METHOD
SPLIT DOLLAR PLAN AGREEMENT
     PRIMARY DESIGNATION:

Name	Address	Relationship

SECONDARY (CONTINGENT) DESIGNATION:

All sums payable under the Life Insurance Endorsement Method Split Dollar Plan Agreement by reason of my death shall be paid to the Primary Beneficiary, if he or she survives me, and if no Primary Beneficiary shall survive me, then to the Secondary (Contingent) Beneficiary.

Douglas J. Leech, Jr.	Date